SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                FORM 12b-25

                                                Commission File Number 1-000052
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                        NOTIFICATION OF LATE FILING

(Check One): |X|Form 10-K |_| Form 11-K |_| Form 20-F |_| Form 10-Q
|_|Form N-SAR

     For Period Ended: December 31, 2000
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|_|Transition Report on Form 10-K         |_|Transition Report on Form 10-Q
|_|Transition Report on Form 20-F         |_| Transition Report on Form N-SAR
|_|Transition Report on Form 11-K
      For Transition Period Ended:
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        Nothing in this form shall be construed to imply that the
Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the item (s) to which the notification relates:


                                   PART I
                           REGISTRANT INFORMATION


Full name of registrant:               Sunbeam Corporation
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Former name if applicable:
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Address of principal executive office: 2381 Executive Center Drive
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City, state and zip code:              Boca Raton, Florida  33431
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                                  PART II
                          RULE 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)

        a. The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        b. The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, portion thereof will be
|_| filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        c. The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.



                                  PART III
                                 NARRATIVE


   State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

   Sunbeam Corporation filed a petition for relief under section 1121(a) of Title 11 of the United States Bankruptcy Code on February 6, 2001. In light of the significant resources and time dedicated to such Chapter 11 filing, Sunbeam Corporation is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 by April 2, 2001.


                                  PART IV
                             OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Steven R. Isko                      561/912-4100
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          (Name)                         (Area Code)(Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report (s).
                                                          |X|  Yes   |_|No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                          |_|Yes   |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            Sunbeam Corporation
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                (Name of Registrant as Specified in Charter)


     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  April 2, 2001     By  /s/  Steven R. Isko
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                           Steven R. Isko, Senior Vice President, General
                           Counsel and Assistant Secretary